UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2007

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MILLENNIUM BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-49611 (Commission File Number)	54-1920520 (IRS Employer Identification No.)

1601 Washington Plaza Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant’s telephone number, including area code: (703) 464-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 30, 2007, Millennium Bank, N.A. (“Millennium”), a wholly-owned subsidiary of Millennium Bankshares Corporation (the “Company”), entered into a Purchase and Assumption Agreement (the “Agreement”) with EVB, a wholly-owned subsidiary of Eastern Virginia Bankshares, Inc., to sell two of its branches located in the Richmond, Virginia area (the “Richmond Branches”).

The Agreement provides that EVB will assume the deposits and acquire the fixed assets and certain of the outstanding loans of the Richmond Branches. In the aggregate, the transaction covers approximately $88.9 million in deposits and $44.3 million in loans. Under the terms of the Agreement, EVB will pay Millennium a 9.25% premium on the outstanding deposits on the effective date of the transaction, plus the net book value of the loans and certain other amounts. The Agreement provides further that EVB will offer employment to all branch-based employees of Millennium at the Richmond Branches and will assume the leases of the Richmond Branches.

Consummation of the transaction is subject to a number of customary conditions, including the receipt of all required regulatory approvals. Under the terms of the Agreement, EVB agrees to be prepared to complete the transaction by March 31, 2008. The Agreement may be terminated by either Millennium or EVB if the transaction is not completed by June 30, 2008.

The Agreement is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference. A copy of the press release, dated December 3, 2007, issued by the Company, is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being furnished pursuant to Item 1.01 above.

Exhibit No.	Description

99.1	Purchase and Assumption Agreement, dated as of

November 30, 2007, between Millennium Bank, N.A. and EVB.

99.2	Press Release issued December 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM BANKSHARES CORPORATION

(Registrant)

Dated: December 3, 2007	By:	/s/ Dale G. Phelps
Dale G. Phelps
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Purchase and Assumption Agreement, dated as of

November 30, 2007, between Millennium Bank, N.A. and EVB.

99.2	Press Release issued December 3, 2007.